      Exhibit 8
[ARNOLD & PORTER LLP LETTERHEAD]
March 28, 2006
BB&T Corporation
150 S. Stratford Road
Winston-Salem, NC 27104
Ladies and Gentlemen:
      We have acted as special tax counsel to BB&T Corporation, a North Carolina corporation (“BB&T”), in connection with the proposed merger (the “Merger”) of Main Street Banks, Inc., a Georgia corporation (“Main Street”), with and into BB&T, pursuant to the Agreement and Plan of Merger, dated as of December 14, 2005, between BB&T and Main Street (the “Merger Agreement”).
      In preparing our opinion, we have assumed that (1) the Merger will be consummated in accordance with the terms, conditions and other provisions of the Agreement and as described in the Form S-4 Registration Statement and Proxy Statement prepared in connection with the Merger and amended through the date hereof (as amended, the “Registration Statement”); (2) all of the factual information, descriptions, representations and assumptions set forth or referred to (a) in this letter (an advanced copy of which has been provided to you), (b) in letters to us dated March 27, 2006, from BB&T and Main Street, (c) in the Merger Agreement, and (d) in the Registration Statement are true, accurate and complete, and will be true, accurate and complete at the effective time of the Merger.
      In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents. We have also assumed that the Merger will qualify as a statutory merger under the laws of the states of North Carolina and Georgia. We have not independently verified any factual matters relating to the Merger in connection with or apart from our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.
      Based on the foregoing, and subject to the qualifications and other matters set forth herein and the qualifications set forth in the Registration Statement, it is our opinion that the discussion contained in the Registration Statement under the heading “Material Federal Income Tax Consequences of the Merger,” to the extent it describes matters of law and legal conclusions, constitutes a fair and accurate summary of the material United States federal income tax consequences of the Merger.
      Our opinion is based on the understanding that the relevant facts are, and will be, at the effective time of the Merger, as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

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[ARNOLD & PORTER LLP LETTERHEAD]
BB&T Corporation
March 28, 2006

      Our opinion is also based on the Internal Revenue Code, Treasury Regulations, case law, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and any such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Moreover, our opinion is not binding on the Internal Revenue Service or the courts. We undertake no responsibility to update or supplement this opinion.
      This opinion letter is being rendered to BB&T solely in connection with the filing of the Registration Statement. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the use of our name under the heading “Material Federal Income Tax Consequences of the Merger.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

ARNOLD & PORTER LLP

/s/ Arnold & Porter llp